Exhibit 5.1

March 29, 2005

Matritech, Inc.
330 Nevada Street
Newton, MA 02460

Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to Matritech, Inc., a Delaware corporation (the “Company”) in connection with the registration, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of 18,922,917 shares (the “Shares”) of common stock, par value $.01 per share, of the Company which may be sold by the selling security holders named in a registration statement on Form S-3. These Shares represent shares of common stock, par value $.01 per share, underlying (1) the Series A Convertible Preferred Stock, par value $1.00 per share, of the Company issued in a private placement pursuant to that certain Purchase Agreement dated as of March 4, 2005 by and among the Company and the investors named therein (the “Purchase Agreement”), (2) the warrants issued by the Company in a private placement pursuant the Purchase Agreement, and (3) the Company’s convertible debentures dated March 31, 2003, which became convertible into additional shares of common stock as a result of anti-dilution provisions of the convertible debentures which were triggered by the Purchase Agreement.

In connection with rendering this opinion, we have examined the Certificate of Incorporation and the Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a registration statement on Form S-3 under the Securities Act relating to the Shares and the prospectus contained therein; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the Commonwealth of Massachusetts and Delaware General Corporation Law, and we also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Series A Convertible Preferred Stock, the warrants and the

Matritech, Inc.
March 29, 2005

convertible debentures, as applicable, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

This opinion is given as of the date first set forth above, and may only be relied upon while this Registration Statement is in effect. We assume no obligation to update this opinion after the date hereof. We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm under the caption “Legal Matters” in the prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP